Exhibit 6.10

To: Eric Tsai, CEO	Date: June 21, 2023
Mivium, Inc.

POSTING AGREEMENT

THIS POSTING AGREEMENT (the “Agreement”) is made as of this 19th day of September, 2022, between Equifund Technologies LLC (“Equifund”), a Wyoming limited liability company, and Mivium, Inc, a Delaware corporation (the “Company”), to act as the Company’s online posting technology platform (the “Platform”) in connection with the Company’s proposed securities offering (the “Offering”) under Regulation A, as amended (“Reg A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) of Common Stock (the “Securities”).

RECITALS

A. Equifund operates the website www.Equifund.com, an online posting technology platform that permits issuers to independently connect with prospective Investors (as defined below) on the Platform.

B. The Company and Equifund wish to work cooperatively based upon the terms and conditions herein.

AGREEMENT

NOW, THEREFORE, the undersigned, in consideration of the foregoing and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, mutually hereby agree as follows:

1. Appointment. Subject to the terms and conditions of this Agreement, the Company hereby retains Equifund, and Equifund hereby agrees to act, as the Company’s online posting platform in connection with the Offering. The Company will be permitted to make available certain offering documents to prospective Investors (as defined below) on the Platform. The Company acknowledges and agrees that Equifund is only required to use its “commercially reasonable efforts” in connection with its activities hereunder and the posting of any content by Company on the Platform shall be at Equifund’s sole discretion. The Company acknowledges that Equifund is not a registered broker- dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisors Act”), and that Equifund will not perform any activities requiring registration with the Financial Industry Regulatory Authority (“FINRA”) or the Securities and Exchange Commission (the “SEC”).

2. Services. Subject to the terms of this Agreement, Equifund agrees to permit the Company to post the Offering on the Platform, which permits “testing the waters” and the offering and sale of securities pursuant to Reg A promulgated under the Securities Act to “accredited investors,” as defined by Rule 501 of Regulation D under the Securities Act, and non-accredited investors subject to certain limitations as set forth under Reg A (collectively, the “Investors”), as may be applicable. The Company’s use of the Platform shall be subject to the terms of use and privacy policy, which may be amended from time to time, posted on the Platform. Equifund grants the Company a limited and revocable license to use the Platform in accordance with the terms of this Agreement. The Company agrees that an escrow agent must be engaged prior to the Offering and, in the event the Offering is terminated by Equifund, all funds held in escrow shall be promptly returned to Investors.

3. Information and Offering Materials.

(a) The Company recognizes that, in completing its engagement hereunder, Equifund may be using and relying on both publicly available information and principally on data, material and other information (including non- public information) furnished to Equifund by the Company. The Company will furnish to prospective Investors any and all information and data concerning the Company, its business, financial condition and plans for the Offering that may be required by state and Federal securities regulations (the “Information”), including any “test-the-waters” communications and materials which summarize the opportunity for potential Investors to be used in connection with the Offering to the extent such material is made available (collectively, the “Offering Materials”). Any Information and Offering Materials forwarded to prospective Investors or made available on the Platform will be in compliance with state and Federal securities laws, rules and regulations and acceptable to both Equifund and its counsel. The Company represents and warrants that, to its knowledge, all Information and the Offering Materials, including, but not limited to, the Company’s financial statements, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. Equifund will not be obligated to verify the accuracy and/or adequacy of such Information supplied or disclosed to potential Investors. If the Offering Materials and/or the Offering requires modification and the Offering is still posted on www.Equifund.com, the Company must notify Equifund immediately in the manner prescribed in Section 11, and any modification shall be made evident to Investors by the Company. Equifund grants the Company a limited, revocable, non-exclusive, non-transferrable license to post the Offering Materials on the Platform. Equifund shall be entitled to rely upon any representations, warranties or covenants made by the Company or any third-party disclosed in the Offering Materials to the Company or by the Company to the potential and actual Investors and any third-party.

(b) Until the date that is two years from the date hereof, Equifund will keep all information obtained from the Company confidential except: (i) Offering Materials which are provided to Equifund in the form of an offering statement or memorandum to be made available on the Platform; (ii) information which is otherwise publicly available, or previously known to or obtained by, Equifund independently of the Company and without breach of any of Equifund’s agreements with the Company; (iii) Equifund may disclose such information to its officers, directors, employees, agents and representatives, and to its other advisors and financial sources on a need to know basis only and will require that all such persons will keep such information strictly confidential. No such obligation of confidentiality shall apply to information that: (x) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Equifund, (y) was known or became known by Equifund prior to the Company’s disclosure thereof to Equifund as evidenced by written records, (z) becomes known to Equifund from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company; (iv) is disclosed by the Company to a third party without restrictions on its disclosure; (v) is independently developed by Equifund as evidenced by written records; or (vi) is required to be disclosed by Equifund or its officers, directors, employees, agents, attorneys and to its other advisors and financial sources, pursuant to any order of a court of competent jurisdiction or other governmental body or as may otherwise be required by law.

4. Compensation. For the Platform posting services described in Section 2, Equifund will receive a forty thousand dollar onboarding fee ($40,000) payable upon execution of this agreement. Equifund shall be entitled to receive an administration fee of $50 per investor who actually deposits funds into the escrow account for the Offering.

5. Term of Engagement. This Agreement will remain in effect for 18 months from the date of this Agreement. Either party to this Agreement may terminate this Agreement upon fifteen (15) days advance written notice to the other party. The parties hereto may extend this Agreement at any time by written consent. The following sections shall survive the termination of this Agreement: Section 5, Section 6 and Sections 11 through 16.

6. Indemnification. The Company will defend, indemnify, and hold harmless Equifund from and against any and all claims, losses, damages, and liabilities, joint or several (or actions, including shareholder actions, in respect thereof) (“Losses”), related to or arising directly or indirectly out of the services contemplated hereunder, including any and all representations, warranties and covenants of the Company set forth in this Agreement and/or in connection with claims arising from or based on any Company Information provided by the Company to Equifund being inaccurate or misleading or based on the failure by the Company to provide information necessary to make the material provided by the Company to Equifund not misleading. The Company will not, however, be responsible for any claims, losses, damages, liabilities, or expenses, which are finally judicially determined to have resulted solely from Equifund’s gross negligence or intentional misconduct. The Company shall assume the defense of such action, including the employment and fees of counsel (reasonably satisfactory to Equifund) and payment of reasonable and accountable expenses. Equifund will defend, indemnify, and hold harmless Company from and against any and all Losses, related to or arising directly or indirectly to a breach of any of the representations, warranties and covenants of Equifund set forth in this Agreement and/or Losses that are finally judicially determined to have resulted solely from Equifund’s gross negligence or intentional misconduct. Equifind will not, however, be responsible for any claims, losses, damages, liabilities, or expenses, which are finally judicially determined to have resulted solely from Company’s gross negligence or intentional misconduct. Equifund shall assume the defense of such action, including the employment and fees of counsel (reasonably satisfactory to Company) and payment of reasonable and accountable expenses.

7. Representations and Warranties. Each of the Company and Equifund represents and warrants that (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder and (b) this Agreement has been duly authorized and executed and constitutes a legal, valid and binding agreement of such party enforceable in accordance with its terms. The Company represents and warrants that all Information posted on the Platform with respect to the Company will be complete and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. Equifund will not be required to independently verify the accuracy and adequacy of such Information supplied or disclosed to potential Investors. The Company represents that it has not taken, and it will not take any action, directly or indirectly, so as to cause the Offering to fail to be entitled to rely upon the exemption from registration afforded by Reg A and other applicable rules and regulations, including filing any state “blue sky” filings. The Company agrees that any representations and warranties made by it to any prospective Investor in the Offering or placement agent shall be deemed also to be made to Equifund for its benefit and Equifund shall be deemed a third party beneficiary to any such agreements. The Company shall commit to providing periodic updates, not less than on semi-annual basis, to its Investors subsequent to the consummation of the Offering on the Company’s development, financial condition and other material events.

8. Parties; Assignment; Independent Contractor; Governing Law; No Tax Advice. This Agreement has been and is made solely for the benefit of the parties hereto and each of their respective persons, agents, employees, officers, directors and controlling persons and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in this Agreement will confer any rights upon, nor will this Agreement be construed to create any rights in, any person who is not party to such Agreement, other than as set forth in this section. The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment will be null and void. Equifund has been retained under this Agreement as an independent contractor, and it is understood and agreed that this Agreement does not create a fiduciary relationship between Equifund and the Company or their respective officers, directors and controlling persons. Equifund shall not be considered to be the agent of the Company for any purpose whatsoever and Equifund is not granted any right or authority to assume or create any obligation or liability, express or implied, on the Company’s behalf, or to bind the Company in any manner whatsoever. The Company acknowledges that Equifund does not provide accounting, tax or legal advice. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to its rules regarding conflicts of laws.

9. Legal and Other Compliance. The Company at its own expense, will use its best efforts to obtain any registration, qualification or approval required to sell any Securities under the laws (including U.S. state “blue sky” laws) of any applicable jurisdictions (including any applicable foreign jurisdiction or any instrumentality thereof). Without limiting the generality of the foregoing, the Company shall not have any disqualifying event as set forth in Rule 262 of the Securities Act. The Company understands and agrees that there are compliance requirements that pertain to the Offering both on the Platform and off the Platform. The Company further understands and agrees that Equifund does not purport to make any representation, warranty, or guarantee that any activity by the Company or Equifund, whether through the Platform or not, is in compliance with applicable state or Federal securities laws or the rules and regulations of any self-regulatory organization.

10. Exclusivity.

(a) It is expressly understood that Equifund is not required to operate the Platform as its sole and exclusive function. In addition to operating the Platform, Equifund and its affiliates may engage in other business activities in the future.

(b) The Company’s engagement with Equifund pursuant to this Agreement shall be deemed to be exclusive and it is expressly understood that the Company may not post the Offering Materials on any other competitive peer investor intermediary technology platform(s).

11. Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to Equifund:

Equifund Techonologies LLC

30 N Gould St. suite R, Sheridan, WY, 82801

Tel: 800.777.4003

Attn: Jordan Gillissie

If to the Company:

Mivium, Inc.

1800 Tyler Ave. S El Monte, CA, 01733

Attn: Eric Tsai

12. Disclaimer. The Company acknowledges and agrees that its use of the Platform provided by Equifund is done at the Company’s own risk. To the fullest extent permissible by law, neither Equifund nor any other party involved in creating, producing, or delivering the Platform shall be liable to the Company or any third-party for any lost profits or lost opportunity, or for any direct, incidental, consequential, special, indirect or punitive damages arising out of the Company’s access to, or use of, the Platform. In addition, the Company acknowledges that it will be solely accountable for all content on and relating to the Offering on www.Equifund.com and agrees to execute Appendix A immediately before the Offering is made available for the public to view on the Platform. If Appendix A is not applicable or accurate immediately before the Offering is to be made available for the public to view, the Company shall make all necessary modifications in order for Appendix A to be applicable and accurate. Without limiting the foregoing, everything on the Platform is provided to the Company “as is” without warranties or guarantees of any kind, either expressed or implied, including but not limited to, the implied warranties of merchantability, fitness for a particular purpose, or non-infringement. It is expressly understood that none of the services provided by Equifund should be deemed legal advice. Equifund makes no representation or warranties that offerings of securities on the Platform comply with state or Federal securities laws. The Company shall consult its legal counsel to independently determine whether use of the Platform for the Offering complies with state and Federal laws, rules and regulations.

13. Validity. In case any term of this Agreement will be held invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement will not in any way be affected thereby.

14. Per Procurationem. The company agrees that Equifund may act as a signatory in the matters relating to the offering: escrow account service agreements, 3rd party technology agreements and database access licensing (AML/KYC, Bad Actor verification).

15. Entire Agreement Counterparts; Amendments. This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous communications and understandings between the parties. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. This Agreement may be executed in counterparts and each of such counterparts will for all purposes be deemed to be an original, and such counterparts will together constitute one and the same instrument.

16. Press Announcements. The Company agrees that Equifund shall, from and after any closing, have the right to reference the Offering and Equifund’s role in connection therewith in Equifund’s marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

Equifund Techonologes LLC

By:	/s/ Jordan Gillissie
Name:	Jordan Gillissie
Title:	CEO

Mivium, INC.

By:	/s/ Eric Tsai
Name:	Eric Tsai
Title:	CEO

APPENDIX A

OFFICER’S CERTIFICATE

This Certificate is being delivered pursuant to Section 12 of the Posting Agreement (the “Agreement”), dated June 21, 2023, between Equifund Technologies LLC (“Equifund”), a Wyoming limited liability company, and Mivium, Inc. a Delaware Corporation (the “Company”). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

The undersigned, Eric Tsai, Chief Executive Officer of the Company, hereby certifies to Equifund as follows:

(A) the Company has performed and complied in all material respects with all covenants, obligations and conditions of the Posting Agreement to be performed and complied with by the Company as of the date hereof; and

(B) when the Offering Materials are posted on the Platform, and at all times from the date hereof and up to the consummation of the Offering, the Offering Materials contain and shall contain all material information required to be included therein by the Securities Act of 1933, as amended, about the Company and the applicable rules and regulations of the Securities and Exchange Commission thereunder, as the case may be, and the Offering Materials do not and will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein about the Company, in the light of the circumstances under which they were made, not misleading.

Eric Tsai

By:	/s/ Eric Tsai
Name:	Eric Tsai
Title:	CEO